Exhibit 99.2

LETTER TO REGISTERED HOLDERS OF COMMON STOCK
LEXICON PHARMACEUTICALS, INC.
Up to 144,247,542 Shares of Common Stock
To Be Issued Upon Exercise of Subscription Rights
November 22, 2011
Dear Shareholder:
This letter is being distributed by Lexicon Pharmaceuticals, Inc. (“us”, “we”, “our” or the “Company”) in connection with a subscription rights offering (the “Rights Offering”) by the Company to the holders of record (the “Recordholders”) of shares of our common stock, par value $0.001 (“Common Stock”). Recordholders of Common Stock as of 5:00 p.m., New York time, on November 21, 2011 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Common Stock. The Subscription Rights and the Rights Offering are described in the prospectus supplement dated November 22, 2011 and the accompanying prospectus, which is enclosed with this letter (the “Prospectus”).
In the Rights Offering, we are offering up to an aggregate of 144,247,542 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York time, on December 22, 2011, unless we, with the consent of two of our largest shareholders, Invus, L.P. and Invus C.V., elect to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”) or cancel the Rights Offering earlier.
As described in the Prospectus, you will receive, at no charge, one Subscription Right for each share of Common Stock owned on the Record Date. Each Subscription Right you receive will allow you to subscribe to purchase 0.427175 share(s) of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $1.13 per share. For example, if you owned 100 shares of Common Stock on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 42 shares of Common Stock (42.7175 rounded down to the nearest whole number) for $1.13 per share. Subscription Rights may only be exercised in whole share numbers; we will not issue fractional shares of Common Stock; and holders will only be entitled to purchase a whole number of shares of Common Stock, rounded down to the nearest whole number of shares a holder would otherwise be entitled to purchase. All exercises of Subscription Rights are irrevocable.
In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not subscribed for by other persons through the exercise of their Basic Subscription Privileges. If sufficient shares of Common Stock are available, we will seek to honor your Over-Subscription Privilege request in full. However, if Over-Subscription Privilege requests exceed the aggregate number of shares of Common Stock available for sale pursuant to the Over-Subscription Privilege, we will allocate the available shares of Common Stock pro rata among each eligible person properly exercising the Over-Subscription Privilege in proportion to the number of shares of Common Stock each such person owned as of the Record Date. If any eligible person subscribes for a fewer number of shares pursuant to the Over-Subscription Privilege than otherwise allocated to such person pursuant to this pro rata allocation, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of Common Stock will be allocated among all other persons exercising in full their Over-Subscription Privilege on a pro rata basis in proportion to the number of shares allocated to such persons pursuant to their Over-Subscription Privileges. The proration process will be repeated until all shares of Common Stock have been allocated or all Over-Subscription Privilege requests have been satisfied, whichever occurs earlier.

You will be required to submit payment in full for all of the shares of Common Stock you wish to purchase pursuant to the exercise of your Subscription Rights, including both the Basic Subscription Privilege and the Over-Subscription Privilege, to BNY Mellon Shareowner Services (the “Subscription Agent”), by no later than 5:00 p.m., New York time, on the Expiration Date. As soon as practicable after the Expiration Date, the Subscription Agent will determine the number of shares of Common Stock that you may purchase pursuant to the Over-Subscription Privilege. If you request and pay for more shares than are allocated to you, the Subscription Agent will refund the overpayment promptly, without interest or penalty.
Your Subscription Rights are evidenced by a subscription rights certificate and election form (the “Subscription Rights Certificate and Election Form”). Your Subscription Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Statement to any other party. If you do not exercise your Subscription Rights before the Expiration Date, then they will expire and you will have no further rights under them.
Enclosed for your additional information are copies of the following documents:

•	Prospectus;

•	A Subscription Rights Certificate and Election Form;

•	Instructions For Use of Lexicon Pharmaceuticals, Inc. Subscription Rights Certificate and Election Form; and

•	A return envelope addressed to the Subscription Agent.
The first three documents listed above provide additional information on the Rights Offering, the Company and the steps you must take if you wish to exercise all or some of your Subscription Rights. You should read all of these documents carefully in their entirety.
Your prompt action is requested. To exercise your Subscription Rights, you must deliver your properly completed and signed Subscription Rights Certificate and Election Form, together with your payment in full of the total subscription amount that is required for all of the shares that you intend to purchase in the Rights Offering, to the Subscription Agent as described further in the Prospectus. Your properly completed and signed Subscription Rights Certificate and Election Form, accompanied by full payment of your total subscription amount, must be received by the Subscription Agent by no later than 5:00 p.m., New York time, on the Expiration Date. Once you have exercised your Subscription Rights, you may not cancel, revoke or otherwise amend the exercise of your Subscription Rights. Any Subscription Rights that are not exercised prior to 5:00 p.m., New York time, on the Expiration Date will expire and you will have no further rights under your Subscription Rights Certificate.
Additional copies of the enclosed materials may be obtained from BNY Mellon Shareowner Services. You may also contact BNY Mellon Shareowner Services if you have any questions regarding the Rights Offering or require any assistance in exercising your Subscription Rights at (800) 777-3674 (toll free) if you are located within the U.S., Canada or Puerto Rico, or at (201) 680-6579 (collect) if you are located outside the U.S.
Very truly yours,

LEXICON PHARMACEUTICALS, INC.